Exhibit 10.1

LETTER OF INTENT

THIS LETTER OF INTENT (the “LOI”), is entered into by and,

BETWEEN:	LAURAL RESOURCES, INC., a Nevada corporation having an office at 1223 Burrowhill Lane, Mississauga, Ontario, Canada

(“COMPANY”)

AND:	ABTECH INDUSTRIES, INC., a Delaware corporation having an office at 4110 N. Scottsdale Road, Suite 235, Scottsdale, Arizona, U.S.A.

(“ABTECH”)

BACKGROUND AND PURPOSE

WHEREAS, the Company is a publicly traded company on the United States over-the-counter (“OTC”) bulletin board securities market.

WHEREAS, ABTECH is an environmental technologies firm dedicated to providing innovative solutions to communities and industry addressing issues of water pollutants and contamination and its products are based on polymer technologies capable of removing hydrocarbons, sediment and other foreign elements from still (ponds, lakes and marinas) or flowing water (curbside drains, pipe outflows, rivers and oceans).

WHEREAS, the parties wish to enter into a reverse acquisition transaction whereby the Company will acquire all of the shares of outstanding capital stock of ABTECH in exchange for the issuance of a controlling ownership interest in the Company to the shareholders of ABTECH.

AGREEMENT

NOW, THEREFORE,  in consideration of the mutual agreements and representations contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
Except for the provisions in paragraphs 7-17, which are intended to be binding, this LOI is expressly intended to be non-binding and subject to the satisfactory completion of due diligence and the negotiation of mutually acceptable definitive agreements with regard to this transaction.

2.
The Company and ABTECH agree that they will use their commercially reasonable efforts to enter into a definitive agreement containing substantially the same terms and provisions as set forth in Paragraphs 3-6 of this LOI within fourteen (14) days from the date of execution of this LOI (the “Definitive Agreement”).

3.
Upon the satisfaction of the conditions set forth herein and in the Definitive Agreement, the Company will acquire all of the issued and outstanding capital stock of ABTECH (through a reverse merger of ABTECH into a subsidiary of the Company or other mutually acceptable mechanism) in exchange for the issuance to ABTECH shareholders of 46,000,000 shares of common stock of the Company  (the “Merger”).  Upon Closing, ABTECH shall become a wholly-owned subsidiary of the Company and ABTECH shareholders shall own approximately 78% of the outstanding shares of the Company on a post-Closing basis.

4.
The closing of the Merger (the “Closing”) shall occur on or before ninety (90) days from the date on which ABTECH completes the audit of its financial statements as required to be filed by the Company upon the Closing in accordance with the Securities Exchange Act of 1934, as amended, and ABTECH receiving no less than an aggregate of $3,000,000 in advances from the Company, as more fully described in paragraphs 7 and 8, below.  Immediately after the Closing, the Company will have 59,000,000 shares issued and outstanding.

5.
At Closing, the Board of Directors of the Company shall be comprised of nine (9) directors. On or prior to the Closing, the Board of Directors of the Company shall appoint nine (9) directors of ABTECH onto the Board of Directors of the Company, and at Closing, the management of ABTECH shall be appointed as the management of the Company.

6.	The Definitive Agreement shall contain customary representation and warranties, covenants and indemnification provisions for transactions of this nature.

7.	The Company has advanced an aggregate of $300,000 to ABTECH as of the date of this LOI. Upon execution of this LOI, the Company will immediately advance an additional $145,000 to ABTECH.

8.
The Company agrees that it will advance an aggregate of $3,000,000 in cash to ABTECH, which shall include the amounts advanced as described in paragraph 7 above, and additional amounts in accordance with the following schedule: (a) $200,000 per month each month after the execution of this LOI until the Closing Date, with the first such $200,000 payment to be made within five (5) days after the execution of this LOI and subsequent monthly payments to be made on the same day of each month thereafter (or the next business day if such day falls on a weekend or holiday); and (b) the remainder upon the Closing Date; provided, however, if a definitive agreement has not been entered into between the Company and ABTECH within twenty-eight (28) days from the date of this LOI, the Company’s obligations to advance any additional funds shall immediately terminate. If, at any time prior to the execution of the Definitive Agreement, either party, for whatever reason, provides written notice (“Termination Notice”) to the other party that it does not intend to proceed with the Closing of the transaction, any funds advanced to ABTECH hereunder shall, at ABTECH’s sole discretion be either a) repaid to the Company, b) converted into an investment in the Senior Convertible Promissory Notes currently offered (as of the date of this LOI) to investors by ABTECH, or c) upon supermajority approval of ABTECH’s Board of Directors, converted into a common stock equity investment in ABTECH at ABTECH’s current common stock price of $3.75 per share.  ABTECH agrees to prepare all the necessary paperwork in connection with the repayment or conversion of the advanced funds in accordance with a), b) or c) above and to issue the appropriate repayment, notes or shares of its common stock to the Company, no later than 60 days from the date of the Termination Notice.  The repayment or conversion options described in a), b) and c) above shall be accepted by the Company in lieu of any and all claims, remedies or other recourse of any kind for the return of such advanced funds.

9.	Upon the execution of the Definitive Agreement, Glenn R. Rink will be appointed to the Board of Directors of the Company.

10.
Neither party shall have any liability whatsoever to the other with respect to the non-binding provisions hereof or the failure to conclude the transactions described in such non-binding provisions for any reason whatsoever, including ABTECH’s failure to obtain approval for such transactions from its Board of Directors

11.
No party hereto will make any disclosure or public announcements of the proposed transactions, the LOI or the terms thereof without the prior consent of the other parties, which shall not be unreasonably withheld, or except as required by relevant securities laws; provided, however, each party may issue press releases in the ordinary course of business.

12.
Each party agrees and acknowledges that such party and its directors, officers, employees, agents and representatives will disclose business information and information about the proposed transaction in the course of securing financings for the Company and ABTECH and that the parties and their representatives may be required to disclose that information under the continuous disclosure requirements of the Securities Exchange Act of 1934.

13.
This LOI shall be construed in accordance with, and governed by, the laws of the State of Delaware, and each party separately and unconditionally subjects itself to the jurisdiction of any court of competent authority in the State of Delaware, and the rules and regulations thereof, for all purposes related to this agreement and/or their respective performance hereunder.

14.
The parties shall prepare, execute and file any and all documents necessary to comply with all applicable federal and state securities laws, rules and regulations in any jurisdiction where they are required to do so.

15.	All references to currency in this LOI are references to the lawful currency of the United States of America.

16.
This LOI may be executed in counterparts, by original or facsimile signature, with the same effect as if the signatures to each such counterpart were upon a single instrument; and each counterpart shall be enforceable against the party actually executing such counterpart.  All counterparts shall be deemed an original copy.

17.
The delay or failure of a party to enforce at any time any provision of this LOI shall in no way be considered a waiver of any such provision, or any other provision of this LOI.  No waiver of, delay or failure to enforce any provision of this LOI shall in any way be considered a continuing waiver or be construed as a subsequent waiver of any such provision, or any other provision of this LOI.

DATED EFFECTIVE: June 10, 2010

LAURAL RESOURCES, INC.

/s/ Mandi Luis
Mandi Luis

ABTECH INDUSTRIES, INC.

/s/ Glenn R. Rink
Glenn R. Rink